EXHIBIT 3


                    AMENDED AND RESTATED OPERATING AGREEMENT


         THIS AGREEMENT is made as of July 27, 1996 between Montgomery Ward & Co., Incorporated, an Illinois corporation ("MW") and ValueVision International, Inc., a Minnesota corporation ("VVI").


                                 R E C I T A L S

         A. MW and VVI are parties to a certain Operating Agreement, dated March 13, 1995 (the "Original Agreement"), pursuant to which MW granted to VVI certain rights, and agreed to certain restrictions on its activities, in connection with Television Home Shopping (as herein defined).

         B. Effective concurrently herewith, VVI is purchasing from Montgomery Ward Direct, L.P., a Delaware limited partnership which is a wholly owned indirect subsidiary of MW ("MWD"), substantially all of the assets of MWD. MWD is engaged in the business of selling Products (as herein defined) through direct- mail specialty catalogs. In addition, concurrently herewith, (x) the existing Servicemark License Agreement between MW and VVI, dated March 13, 1995 is being amended and restated to include the granting to VVI of a license to use the service mark "Montgomery Ward Direct" (the "MWD Mark") and (y) the existing Credit Card License and Receivables Sale Agreement between MW and VVI, dated March 13, 1995 is being amended in certain respects, to include the use of the Card (as herein defined) in connection with Catalog Activities (as herein defined).

         C. By virtue of the acquisition of the assets of MWD, and the grant of the license to use the MWD Mark, the parties desire to amend and restate the Original Agreement to (i) cover the direct-mail businesses to be conducted by VVI under the MWD Mark, and (ii) revise certain provisions of the Original Agreement to reflect understandings reached by the parties based upon their fifteen months of experience in operating under the Original Agreement.


                               A G R E E M E N T S

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend and restate the Original Agreement to read as follows:


IX.      Certain Definitions. For the purposes of this Agreement:

                  (a) "Affiliate" shall mean any Person which directly or indirectly is controlled by the Person in question. "Control" means the possession, directly or indirectly, of the power to direct or to cause the direction of the management and policies of a Person whether through ownership of voting securities, through the power to appoint directors, by contract or otherwise. For purposes of this Agreement, neither the General Electric Company ("GE"), nor General Electric Capital Corporation ("GECC"), nor any subsidiary of GE or GECC, shall be deemed to be an Affiliate of MW.

                  (b) "Cable Systems" shall mean individual cable television systems. Each cable television system shall be considered to be an individual Cable System, regardless of whether such cable television system is operated by an operator of more than one Cable System.

                  (c) "Card" shall mean any private-label credit card offered by any member of the MW Group or its designee to customers of any member of the MW Group, including but not limited to the Montgomery Ward credit card and the Lechmere credit card.

                  (d) "Catalog Activities" shall mean the conduct of the following activities:

                           (i) the offer and sale of Products through mail-
                  order catalog offers (the "Primary Catalog Activity");

                           (ii) the offer and sale of Products through direct
                  mail syndications and reverse syndications (as such terms are commonly used in the catalog and direct- mail industry);

                           (iii) the offer and sale of Products through
                  telemarketing to customers derived through the Primary Catalog Activity;

                           (iv) prospecting for new customers using a
                  combination catalog and pre-approved credit offer;

                           (v)  use of 30, 60 and 120 second television
                  commercials for promotion of the Primary Catalog
                  Activity;

                           (vi) the offer and sale of Products through solo and
                  multi-solo mailings to customers derived through the Primary Catalog Activity; and

                           (vii) the use of the Internet and on-line services to
                  promote the Primary Catalog Activity.

                  (e) "Effective Date" shall mean March 13, 1995.

                  (f) "Excluded Products" shall mean unique, proprietary Products (as herein defined) such as the PowerGrower, that (x) are developed or promoted by a member of the MW Group for the primary benefit of the MW Group, and (y) are not marketed through the use of any of the Marks.

                  (g) "HSN" shall mean Home Shopping Network, Inc., a Delaware corporation.

                  (h) "HSN Agreements" shall mean (i) that certain Agreement, dated as of October 12, 1988 among Signature Agency, Inc., HSN and HSN Insurance, Inc., (ii) that certain Agreement, dated as of October 31, 1987, between Signature's Nationwide Auto Club, Inc., HSN and Home Shopping Insurance, Inc., (iii) that certain Agreement, dated as of October 12, 1987, between Montgomery Ward Life Insurance Company, HSN and Home Shopping Insurance, Inc., and (iv) that certain Agreement, dated as of October 10, 1991, among Montgomery Ward Enterprises, Inc., The Signature Life Insurance Company of America, Home Shopping Club, Inc. and HSN Insurance, Inc.

                  (i) "Marks" shall have the meaning ascribed to such term in the Restated Servicemark License Agreement.

                  (j) "MW Group" shall mean, collectively, MW and its Affiliates.

                  (k) "MW Products" shall mean Products offered for sale by any member of the MW Group.

                  (l) "MW Services" shall mean services offered from time to time by Signature (as herein defined).

                  (m) "New Warrants" shall mean Series P Warrants to purchase shares of common stock, $.01 par value, of VVI.

                  (n) "Person" shall mean a natural person, corporation, general or limited partnership, limited liability company or partnership, proprietorship, association, joint venture, governmental agency, trust, estate, unincorporated organization, or other entity or organization whether acting in an individual, fiduciary, or other capacity.

                  (o) "Pledge Agreement" shall mean that certain Pledge Agreement, dated of even date herewith, between MW and VVI.

                  (p) "Product" or "Products" shall mean any consumer merchandise other than Excluded Products.

                  (q) "Related Agreements" shall mean the Pledge Agreement, the Receivables Sale and Purchase Agreement (as herein defined) and the Restated Servicemark License Agreement (as herein defined).

                  (r) "QVC" shall mean QVC Network, Inc., a Delaware corporation.

                  (s) "Restated Servicemark License Agreement" shall mean that certain Amended and Restated Servicemark License Agreement between MW and VVI, of even date herewith.

                  (t) "Receivables Sale and Purchase Agreement" shall mean that certain Credit Card License and Receivables Sale Agreement between MW and VVI, dated March 13, 1995, as amended by a letter agreement of even date herewith.

                  (u) "Retailer" shall mean a Person principally engaged in the retail merchandising of consumer goods within the United States, other than a member of the MW Group or VVI. By way of example and not of limitation, "Retailer" includes merchandisers such as Sears, J.C.Penney, Macys, Target, and the like.

                  (v) "Retained Catalog Rights" shall mean the following:

                           (i) the right of MW to conduct its existing
                  special-offers business through statement inserts, solo and multi-solo mailings and through syndications;

                           (ii) the right of Signature (as herein defined) to
                  market a membership-based shopping service and to do catalog or solo mailings to potential members to solicit memberships and to encourage members to purchase merchandise through such service; and

                           (iii) the right of Signature to conduct continuity
                  businesses.

                  (w) "Signature" shall mean Signature Financial/Marketing, Inc. and its Affiliates, all of which presently are members of the MW Group.

                  (x) "Syndicated Programs" shall mean syndicated/transactional television programming intended for broadcast over multiple broadcast or cable television networks, using a format other than that described in the first sentence of the definition of Television Home Shopping.

                  (y) "Taxes" shall mean sales, use, service and similar taxes.

                  (z) "Television Home Shopping" shall mean Product-focused television programming whereby Products are sold by "on-air" hosts and orders are placed by viewers directly with the party providing said television programming or its agents or representatives, using substantially the format used as of the date hereof by VVI, HSN and QVC. Without limiting the generality of the preceding sentence, Television Home Shopping does not include commercials or Syndicated Programs, but does, for the five year period commencing on the date hereof, include so-called "infomercials" of a length not exceeding 30 minutes.

                  (aa) "ViaTV" shall mean RSTV, Inc., a Florida corporation.

                  (y) "VVI" shall mean ValueVision International, Inc. and its Affiliates.

                  (z) "VVI Cataloging Business" shall mean the conduct by VVI of Catalog Activities, through the use of one or more of the Marks and/or offering customers the use of the Card.

Other definitions are contained in the body of this Agreement.

         1.       Exclusivity.  During the term of this Agreement:

                  (a) No member of the MW Group will, directly or indirectly:

                           (i) sell or offer for sale any Product through
                  Television Home Shopping or Catalog Activities within the United States, except through VVI; provided, however that this
                  Section 2(a)(i) shall not apply to (w) Excluded Products, (x) Retained Catalog Rights, or (y) Products offered for sale by any business that is acquired from a third party after the Effective Date by any member of the MW Group;

                           (ii) start up a Television Home Shopping business or,
                  for a period of five years, commencing on the date hereof, a Catalog Activities business;

                           (iii) acquire 10% or more of the outstanding equity
                  securities (or securities representing 10% or more of the aggregate voting power of the outstanding securities) of a Person principally engaged in Television Home Shopping, including, without limitation, HSN, QVC, and ViaTV, or, for a period of five years, commencing on the date hereof, Catalog Activities; or

                           (iv) enter into, or assist any Person (i) to obtain,
                  arrangements for Cable System carriage of Television Home Shopping, including, without limitation, by purchasing advertising time on any such Cable System for the purpose of so assisting such Person, or purchase advertising time on Television Home Shopping programming on any Cable System, except with VVI pursuant to this Agreement, or (ii) in starting-up, developing or conducting any Catalog Activities (other than the Retained Catalog Rights).

         This Section 2(a) shall not prevent any member of the MW Group from acquiring a voting or equity interest in, or the operating assets of, a Person that engages in Television Home Shopping or Catalog Activities other than as a principal business; provided, however, that if the MW Group shall acquire a Person, or the assets of a Person, engaged in Catalog Activites other than as a principal business, MW shall notify VVI, and, if VVI shall desire to purchase the portion of such Person which is engaged in Catalog Activities, MW shall negotiate in good faith with VVI with a view to selling such portion to VVI.

                  (b) Without the prior written consent of MW, which shall not unreasonably be withheld:

                           (i) VVI and its Affiliates will not sell or offer for
                  sale any Products through Television Home Shopping within the United States using the servicemarks, trade names or trademarks of any Retailer; and

                           (ii) VVI and its Affiliates shall not engage in
                  Catalog Activities using any servicemarks, trade names or trademarks of any Retailer other than MW and its Affiliates, or offer for sale through Catalog Activities services which are competitive with MW Services then being offered by Signature, provided that Signature shall have offered such MW Services prior to the time competitive services are intended to be offered by VVI;

                  (c) Except as otherwise provided in the HSN Agreements, MW shall give to VVI the first opportunity to offer for sale, via Television Home Shopping, MW Services which MW considers in good faith to be appropriate for sale by means of Television Home Shopping. MW shall do so by giving VVI notice of MW's intent to offer such MW Services, and the prices, terms and other economic terms with respect to such MW Services which MW desires. MW and VVI shall thereupon negotiate in good faith over whether VVI shall offer such MW Services, and the terms of any such offer. If MW and VVI reach an agreement with respect to such MW Service within 30 days after the commencement of negotiations, then VVI shall have the exclusive right to offer such MW Service through Television Home Shopping. If the parties do not so reach an agreement, MW shall thereafter have the right to offer such MW Service to other Television Home Shopping networks on such terms as MW shall determine in its sole judgement, provided that the Card shall not be offered and the Marks shall not be used in connection with the offering of such MW Services on such networks.

                  (d) MW shall give to VVI the first opportunity to carry any Syndicated Program which MW desires to be distributed by a broadcast or cable television network engaged primarily in Television Home Shopping, including without limitation VVI, HSN, QVC and ViaTV. MW shall do so by giving VVI notice of MW's intent to so distribute such Syndicated Program, and the economic terms with respect to such Syndicated Program which MW desires. MW and VVI shall thereupon negotiate in good faith over the terms pursuant to which such Syndicated Program would be broadcast by VVI and the compensation, if any, payable to MW therefor. If MW and VVI reach an agreement with respect to such Syndicated Program within 30 days after the commencement of negotiations, then MW shall not offer such Syndicated Program over any broadcast or cable television network engaged primarily in Television Home Shopping other than VVI. If the parties do not so reach an agreement, MW shall thereafter have the right to offer such Syndicated Program to other Television Home Shopping networks on terms not materially less favorable to MW than the terms which were offered to VVI, provided that the Card shall not be offered and the Marks shall not be used in connection with such Syndicated Program on such network.

         2. Marks. MW shall not license or permit any Person, other than VVI or its Affiliates, to use the Marks (or marks confusingly similar thereto) in Television Home Shopping or Catalog Activities, nor shall MW license or permit any Person other than VVI engaged primarily in Television Home Shopping or Catalog Activities, including without limitation QVC, HSN and ViaTV, to use the Marks (or marks confusingly similar thereto) for any purpose.

         3. Card. MW shall not license or permit any Person, other than VVI, to use the Card to sell or offer for sale any Products through Television Home Shopping or Catalog Activities, nor shall MW license or permit any Person other than VVI engaged primarily in Television Home Shopping (including without limitation QVC, HSN, and ViaTV) or Catalog Activities, to use the Card for any purpose, provided, however, that notwithstanding the foregoing, the Card may be used for any purpose other than to sell or offer for sale any Products through Television Home Shopping or Catalog Activities (other than through the Retained Catalog Rights) by (i) any member of the MW Group, and (ii) any person that was using the Card prior to such time as MW obtained actual knowledge that such Person was controlled by a company engaged primarily in Television Home Shopping or Catalog Activities.

         4. Programming and Catalog Content. VVI shall have exclusive control over all television programming for Television Home Shopping, and catalog and mailing content for Catalog Activities, including without limitation, product selection, method and form of presentation and content; provided, however, that any Television Home Shopping programming, and any Catalog Activity, employing any of the Marks, or using the Card, shall be subject to the provisions of the Restated Servicemark License Agreement and the Receivables Sale and Purchase Agreement. Nothing contained herein shall preclude VVI from offering television programming in formats other than Television Home Shopping.

         5. Fulfillment. VVI shall have sole responsibility for, and exclusive control over, fulfillment except as provided herein. Without limiting the generality of the preceding sentence:

                  (a) Except as provided in this paragraph, VVI shall have sole responsibility for and exclusive control over inbound telemarketing and fulfillment of viewer orders generated through Television Home Shopping, and fulfillment of sales generated through Catalog Activities, either from VVI's inventory or through drop-shipments arranged by VVI with MW or other drop-ship vendors. Notwithstanding the foregoing, MW shall have responsibility for fulfillment of viewer or customer orders that are drop-shipped from MW to the customer.

                  (b) Except as provided in this paragraph, VVI shall bear the sole risk of loss with respect to all merchandise, including MW Products, including the loss of risk in transit and the risk of theft. Notwithstanding the foregoing, MW shall bear the sole risk of loss, including the risk of loss in transit and the risk of theft, for orders that are drop-shipped from MW to the customer.

                  (c) VVI shall bear the sole credit risk with respect to all Products, including MW Products, and MW Services, which VVI shall sell on credit, excluding, however, any Product sold through use of the Card, except as otherwise provided in the Restated Receivable Sales and Purchase Agreement.

                  (d) Except as provided in this paragraph, VVI will be solely responsible for collecting from its customers any Taxes which may be due on any sales of Product (including MW Products) or MW Services to its customers and shall remit all such amounts to the appropriate taxing authorities. Notwithstanding the foregoing, MW shall be solely responsible for collection of Taxes from its customers who buy Product or MW Services using the Card, except as provided in the Restated Receivable Sales and Purchase Agreement. Nevertheless, MW shall remit to VVI, pursuant to the Restated Receivable Sales and Purchase Agreement, an amount equal to the Taxes charged to customers by VVI on each purchase using the Card, which amount VVI shall remit to the appropriate taxing authority.

                  (e) VVI will not modify its standard 30-day Product return period (except for Products constituting "seconds", Products which have been repaired or reconditioned or closeouts) without MW's consent, which consent will not unreasonably be withheld. VVI and MW shall instruct customers to return Product purchased from VVI through Television Home Shopping or Catalog Activities (other than Product drop-shipped by MW) to VVI, and not to MW stores. In the event that MW accepts returns of Product purchased from VVI through Television Home Shopping or Catalog Activities in accordance with VVI's return policy, MW shall promptly ship such product to VVI. If such return was accepted in accordance with VVI's return policy, VVI will bear the freight cost associated with such return; otherwise, VVI and MW will each bear 50% of such cost.

         6. Purchase of MW Products and MW Services from MW.

                  (a) VVI shall have the right, exercisable from time to time upon written notice to MW using an agreed form of purchase order, to purchase MW Products, for the purpose of resale by means of Television Home Shopping or Catalog Activities, subject to (i) applicable restrictions in vendor agreements pursuant to which MW purchased such MW Products, and (ii) MW's own requirements for MW Products. Upon request, MW will advise VVI as to whether an agreement with any of MW's vendors contains any restrictions on MW's ability to resell Product from such vendor to VVI. MW shall have the sole right to determine its requirements for such MW Products. The prices of such MW Products shall not exceed MW's direct cost thereof (including freight, but excluding corporate overhead charges), and the terms of sale shall be the same terms as those under which MW purchased such MW Products, except that such MW Products shall be shipped to VVI f.o.b. MW's warehouses. MW agrees to use commercially reasonable efforts to assist VVI to obtain vendors' consents and any necessary trademark licenses. VVI will cease offering via Television Home Shopping any MW Product with respect to which MW advises VVI in writing that the vendor has specifically requested that such MW Product not be sold via Television Home Shopping ("Withdrawn Product"). MW will accept returns of all such Withdrawn Product from VVI and will reimburse to VVI the purchase price and freight charges paid by VVI in acquiring or returning such Withdrawn Product.

                  (b) Prices and terms with respect to MW Services shall be as agreed from time to time by MW and VVI with respect to the particular MW Service to be offered through Television Home Shopping or Catalog Activities.

                  (c) MW shall have the right to establish a credit limit, and credit terms, for all VVI purchases pursuant to this Section 7 and pursuant to Section 8. Except as provided above with respect to Withdrawn Product, return privileges with respect to MW Products shall be as agreed between MW and VVI with respect to the particular MW Products, and in the absence of such an agreement, VVI shall not have return privileges, except with respect to defective goods.

                  (d) MW disclaims any express or implied warranties with respect to MW Products, including without limitation the implied warranties of merchantability and fitness for a particular purpose, except for any private-label MW Products as to which MW offers a manufacturer's warranty (in which case MW's standard manufacturer's warranty for such MW Product shall apply). MW will assign to or otherwise make available to VVI all manufacturer's warranties and other rights of MW relating to third party claims arising from MW Products sold by MW to VVI and provide reasonable assistance to VVI in obtaining the benefits of such warranties, at no expense to MW; provided, however, that MW shall retain the concurrent right to assert such rights with respect to such MW Product.

         7. Introductions to MW Vendors. From time to time during the term hereof, MW will introduce VVI's buyers to MW's principal vendors and such other MW vendors to which VVI reasonably requests an introduction, and MW's buyers will provide reasonable advice and assistance to VVI's buyers to obtain Product, vendors' consents and licenses, consistent with the needs of MW's business. In its discretion, and subject to the terms of its agreements with its vendors, MW may purchase Product for resale to VVI, on terms established by MW and acceptable to VVI.

         8. Buying Office. During the term hereof, MW will make available to VVI, without charge, except as provided in this Section 9, office space and reasonable office support services at MW's headquarters in Chicago for use as a buying office. To the extent required in order to efficiently implement the provisions of this Agreement, during the term hereof, VVI will make office space and reasonable office support services available to MW at its headquarters in Minneapolis, without charge, except as provided in this Section 9. Each party may charge the other party for any office support service costs (e.g., long distance telephone, photocopies, postage), at such party's direct cost (excluding overhead) to be agreed upon by the parties. The parties agree to work together in good faith to determine the most cost-effective means to equip and operate such offices.

         9. Cable Carriage Agreements and Advertising Commitments. MW and VVI agree that:

                  (a) VVI shall, and MW may at its option, use commercially reasonable efforts to negotiate for long term cable carriage agreements pursuant to which Cable Systems will agree to carry VVI's Television Home Shopping programming. Each party will use its best efforts to promptly notify the other of the commencement of negotiations with any Cable System, and will permit the other party to participate therein. MW shall have the right, but not be obligated, to assist VVI to obtain long term cable carriage agreements by purchasing advertising time on such Cable Systems, with cash or non-cash consideration acceptable to the Cable System (such as MW Services);

                  (b) subject to the remainder of this paragraph 10, MW shall not be obligated to purchase advertising time except to the extent it expressly agrees in writing with the Cable System or VVI to be so obligated (an "Advertising Commitment"). Notwithstanding the preceeding sentence, MW hereby makes an Advertising Commitment that the MW Group will, collectively, purchase not less than $20,000,000 of advertising time on Cable Systems through VVI during the five year period commencing August 1, 1996. The MW Group will have sole control of (i) the nature and extent of all advertising it places with Cable Systems,
         (ii) the content of all advertisements, and (iii) the selection of the specific Cable Systems on which it intends to place advertising. MW shall receive full credit under this paragraph 10 for any advertising placed by an Affiliate of MW as of August 1, 1996 through VVI even though such Affiliate shall have ceased to be an Affiliate of MW. MW shall use its best efforts to place (i) $5,000,000 of advertising through VVI during the one year period commencing August 1, 1996, (ii) $4,000,000 of advertising during each of the years commencing on the first, second and third anniversary of said date, and (iii) $3,000,000 of advertising during the year commencing on the fourth anniversary of said date. To the extent the MW Group shall have placed less than the minimum amount of advertising for a one year period referred to in the preceding sentence, the shortfall shall be carried forward to subsequent years; provided, however, that MW shall be obligated to place all $20,000,000 of advertising prior to August 1, 2001. As collateral security for MW's obligations under the preceding portions of this subparagraph (b), MW shall pledge to VVI New Warrants to purchase 1,637,138 shares, pursuant to the Pledge Agreement;

                  (c) VVI shall not be obligated to enter into any cable carriage agreement except to the extent that VVI has determined, in its sole discretion, that such cable carriage agreement is in the best interests of VVI. If at any time VVI is required to pay additional amounts to a Cable System solely because of MW's failure to purchase advertising time that MW had committed to purchase in an Advertising Commitment (other than by reason of a breach of such Advertising Commitment by such Cable System), MW will reimburse VVI for such additional amount that VVI is required to pay the Cable System, not to exceed the difference between the amount MW committed to expend on advertising with such Cable System pursuant to such Advertising Commitment, and the amount paid by MW for advertising under such Advertising Commitment. In addition to all other rights and remedies otherwise provided by law, except as specifically limited hereunder, in the event that MW breaches an Advertising Commitment, VVI shall have the termination right provided in subparagraph 22(b)(ii).

         10. Board of Directors. Subject to the provisions of this paragraph 11, commencing on the date of this Agreement and ending on the first to occur of (x) the date on which MW owns or shall have the right to own less than 10% of the outstanding common stock of VVI (computed on a fully diluted basis) and (y) the date on which this Agreement terminates, MW will have the right to designate one nominee on management's slate of nominees for the Board of Directors; provided, however that MW will not designate as a director nominee (x) any person who is an officer or director of GE or GECC or any of their Affiliates, (y) any person with respect to whom VVI would be required to disclose information in response to Item 401(f) of Regulation S-K or Item 401(d) of Regulation S-B, or (z) any proposed nominee to the extent VVI is advised in writing by its counsel that, in such counsel's opinion, nomination of such designee would result in a violation of the fiduciary duties of VVI's directors. During the period in which MW has the right to designate a director-nominee, (i) VVI will agree to recommend such nominee to its stockholders, (ii) VVI (with respect to any Shares as to which it has voting power) and Messrs. Robert Johander and Nicholas Jaksich, as long as such individuals remain members of VVI's Board of Directors, will each vote all Shares over which they have voting power in favor of the election of MW's nominee, and (iii) MW will vote all Shares over which it has voting power in favor of VVI's nominees. If this Agreement shall terminate, unless MW shall at such time own 10% or more of VVI's then outstanding common stock, MW will cause its designee to promptly resign from the Board of Directors. The MW director-nominee, and the directors of MW who were appointed by GE or GECC, shall each execute such recusal statements as may be required from time to time in order that none of VVI, GECC nor GE (as both the ultimate indirect owner of shares of MW and the owner of National Broadcasting Company, Inc. and its subsidiaries will be in violation of the multiple ownership and combined ownership rules, regulations, and policies of the Federal Communications Commission.

         11. [Intentionally omitted.]

         12. Insurance.

                  (a) VVI shall purchase and maintain in effect at all times during the term of this Agreement, the following policies of insurance:

                           (i) A policy of commercial general liability
                  insurance, on an occurrence rather than a claims made basis, including coverage for contractual liability, product liability, business automobile liability insurance, personal injury, and property damage and advertising injury, naming MW as an additional insured, with a combined single limit of liability for bodily injury and property damage of not less than $1 million, and endorsed to eliminate the exclusion for coverage as to property in MW's care, custody and control;

                           (ii) A policy of employer's liability insurance with
                  a combined single limit of liability of $500,000 per occurrence and in the aggregate.

                           (iii) Umbrella liability insurance on an occurrence
                  basis with a $10,000,000 combined single limit of liability per occurrence and in the aggregate.

                           (iv) Director's and officer's liability insurance
                  covering all directors and executive officers, with a combined single limit of not less than $2,000,000 per occurrence and in the aggregate.

                           (v) Crime insurance, including coverage for employee
                  dishonesty, with a combined single limit of not less than $1,000,000 per occurrence and in the aggregate.

         All such insurance shall be endorsed to provide at least ten (10) days' prior written notice to MW in the event of any proposed cancellation or modification. All of the insurance specified in this paragraph shall be with insurance carriers duly authorized to do business in Minnesota. Upon request, VVI shall furnish MW with copies of policies, certificates or other evidence of all such insurance in conformity with the requirements of this Agreement. VVI will also use commercially reasonable efforts to obtain vendor's endorsements with respect to all material items of merchandise, other than MW Products or jewelry, sold by VVI, naming MW as an additional insured.

                  (b) During the term of this Agreement, MW will:

                           (i) cause VVI to be named as an additional insured
                  with respect to all coverages, including without limitation, contractual liability, products liability and advertising injury, under MW's comprehensive general liability insurance policies with respect to all MW Products; and

                           (ii) use commercially reasonable efforts to obtain
                  vendor's endorsements, naming VVI, with respect to all material MW Products which are sold to VVI pursuant to this Agreement.

         13. Inspection of Records. Each party will have the right to inspect the other's books, records, and premises with regard to any transaction under this Agreement and the Related Agreements. In order to verify the accuracy of all the above accounts and records, each party will have the right at its sole cost to copy said books and records. All information in such books, records, or revealed by such inspection, shall be deemed to be confidential information subject to the provisions of Sections 15 (except to the extent provided in Section 15(a)(i), (ii) and (iii) and 15(b)(i), (ii) and (iii), and 16 hereof).

         14. Confidentiality.

                  (a) In the performance of this Agreement and the Related Agreements, VVI and its Affiliates may be exposed to the confidential information or trade secrets of the MW Group and others. VVI and its Affiliates shall not disclose to anyone not employed by the MW Group or MW's designee under the Receivables Sale and Purchase Agreement nor use except on behalf of the MW Group or MW's designee under the Receivables Sale and Purchase Agreement any such confidential information acquired by VVI or its Affiliates in the performance of this Agreement or the Related Agreements, except as authorized by MW by prior writing. Information regarding all aspects of the MW Group's business, either directly or indirectly disclosed to VVI or its Affiliates or developed by VVI or its Affiliates in the performance of this Agreement and the Related Agreements shall be presumed to be confidential except to the extent that such information (i) shall have been published or otherwise made freely available to the general public without restriction through no wrongdoing of VVI or its Affiliates, (ii) shall have been obtained from a third party not reasonably known by VVI or its Affiliates after reasonable inquiry, to be subject to a confidentiality agreement with MW or any of its Affiliates or (iii) is required (in the reasonable opinion of VVI's legal counsel) to be disclosed pursuant to law or legal process. With regard to all of such confidential information, VVI agrees that it and its Affiliates shall: (a) forever hold in strict confidence such information; (b) not alter, copy, misappropriate, misuse, transfer, sell, deliver or divulge, under any circumstances, any of such confidential information to anyone other than an employee or agent of VVI or its Affiliates whose duties require access to such information and then only in the course of VVI's performance under this Agreement and such employee or agent shall be bound by the terms of this paragraph 15(a); and (c) upon the termination of this Agreement, return all such confidential information to MW or to destroy same together with all additional copies thereof.

                  (b) In the performance of this Agreement and the Related Agreements, the MW Group (which, for the purposes of this paragraph 15(b) shall include MW's designee under the Receivables Sale and Purchase Agreement) may be exposed to confidential information or trade secrets of VVI, its Affiliates and others. The MW Group shall not disclose to anyone not employed by VVI or its Affiliates nor use except on behalf of VVI and its Affiliates any such confidential information acquired by the MW Group in the performance of this Agreement and the Related Agreements, except as authorized by VVI by prior writing. Information regarding all aspects of VVI's business either directly or indirectly disclosed to the MW Group or developed by any member of the MW Group in the performance of this Agreement and the Related Agreements shall be presumed to be confidential except to the extent that such information (i) shall have been published or otherwise made freely available to the general public without restriction through no wrongdoing of the MW Group, (ii) shall have been obtained from a third party not reasonably known by the MW Group, after reasonable inquiry, to be subject to a confidentiality agreement with VVI or any of its Affiliates or (iii) is required (in the reasonable opinion of MW's legal counsel) to be disclosed pursuant to law or legal process. With regard to all of such confidential information, the MW Group shall: (a) forever hold in strict confidence such information; (b) not alter, copy, misappropriate, misuse, transfer, sell, deliver or divulge, under any circumstances, any of such confidential information to anyone other than an employee or agent of the MW Group whose duties require access to such information and then only in the course of the MW Group's performance under this Agreement and such employee or agent shall be bound by the terms of this paragraph 15(b); and (c) upon the termination of this Agreement, return all such confidential information to VVI or to destroy same together with all additional copies thereof.

                  (c) The obligations of the parties under paragraphs 15(a) and 15(b) shall survive the termination or expiration of this Agreement for a period of five years after such termination or expiration.

         15. Cardholder Data.

                  (a) Pursuant to the Receivables Sale and Purchase Agreement, VVI and MW have come into, or will hereafter come into, possession of the names, addresses and other data and information ("Cardholder Data") with respect to VVI viewers or customers who are or become holders of the Card and who purchase Product from VVI using the Card ("Cardholders"). Cardholder Data already in MW's or VVI's possession as of the Effective Date or which MW or VVI acquires from sources other than the other party do not constitute Cardholder Data. Customers who have purchased Product from VVI by use of the Card (regardless of whether such customers have also used any other credit card) are referred to herein as "Cardholder Customers."

                  (b) The parties agree that (i) all Cardholder Data provided by MW to VVI with respect to Persons who are not Cardholder Customers shall remain the sole property of MW, and (ii) Cardholder Data with respect to Cardholder Customers will be the joint property of MW and
         VVI. Each of MW and VVI may exercise all rights of ownership with respect to Cardholder Data with respect to Cardholder Customers; provided, however, that (x) no so-called "back-end" marketing of Products or services by VVI to Cardholder Customers, other than through Catalog Activities, shall include the use of the Marks or the offering of the Card without MW's approval, which shall not unreasonably be withheld, and (y) VVI will not, directly or indirectly, sell or lease to parties other than Affiliates of VVI as of the date hereof any Cardholder Data relating to Cardholder Customers to any Retailer or to any Person which is engaged in the rendering of services which are in competition with any of the MW Services as then offered by Signature. In any sale or lease of Cardholder Data pertaining to Cardholder Customers which is not prohibited pursuant to the preceding sentence, VVI shall not make available any Cardholder Data pertaining to the Cardholder Customer's past use of the Card or such Cardholder Customer's creditworthiness, to the extent any such information was obtained from the MW Group or the issuer of the Card.

                  (c) The obligations of the parties under paragraphs 16(a) and 16(b) shall survive the termination or expiration of this Agreement for a period of five years after such termination or expiration.

         16. Representations and Warranties. The parties make the following representations and warranties to each other:

                  (a) MW makes the following representations and warranties to
         VVI:

                           (i) MW is a corporation duly organized, existing and
                  in good standing under the laws of the State of Illinois;

                           (ii) MW has all necessary corporate authority, and it
                  has obtained all required consents, to enter into this Agreement and the Related Agreements, and that such entry shall not constitute a breach of any other material agreement to which MW is a party or may be bound;

                           (iii) MW has obtained all necessary consents,
                  authorizations, orders or approvals, if any, of any governmental authority or other person required on the part of MW for the performance by MW or its agents of its obligations under this Agreement and the Related Agreements;

                           (iv) MW possesses all material permits and licenses,
                  if any, necessary to the performance of its obligations under this Agreement and the Related Agreements;

                           (v) No member of the MW Group is subject to, or
                  obligated under, any provision of (i) their respective articles of incorporation or by-laws, (ii) any agreement, arrangement or understanding, including, without limitation, the HSN Agreements, (iii) any license, franchise or permit, or
                  (iv) any law, regulation, order, judgment or decree; that would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrances on any of their respective assets would be created, by the execution, delivery and performance of this Agreement and the Related Agreements by MW;

                           (vi) neither the execution and delivery of this
                  Agreement or the Related Agreements by MW and VVI, nor their performance thereof in accordance with the terms thereof, will result in a violation of any applicable law, regulations, orders, rulings or agreements which violation would have a material adverse effect on either MW or VVI;

                           (vii) MW is the user and owner of the entire right,
                  title and interest in and to the Marks in the United States subject to any licenses that have previously been granted;

                           (viii) MW has no knowledge of any infringement in the
                  United States of the rights granted under the Restated Servicemark License Agreement by any third party; and

                           (ix) MW has not granted any rights to any third party
                  that conflict with the rights granted under the Restated Servicemark License Agreement.

                  (b) VVI makes the following representations and warranties to
         MW:

                           (i) VVI is a corporation duly organized, existing and
                  in good standing under the laws of the State of Minnesota;

                           (ii) VVI has all necessary corporate authority, and
                  has obtained all required consents, to enter into this Agreement and the Related Agreements and that such entry shall not constitute the breach of any other material agreement to which VVI is a party or may be bound;

                           (iii) VVI has obtained all necessary consents,
                  authorizations, orders or approvals, if any, of any governmental authority or other person required on the part of VVI for the performance by VVI or its agents of its obligations under this Agreement and the Related Agreements;

                           (iv) VVI possesses all material permits and licenses,
                  if any, necessary to the performance of its obligations under this Agreement and the Related Agreements; and

                           (v) VVI is not subject to, or obligated under, any
                  provision of (i) its articles of incorporation or by-laws,
                  (ii) any agreement, arrangement or understanding, (iii) any license, franchise or permit, or (iv) any law, regulation, order, judgment or decree; that would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrances on any of its assets would be created, by the execution and delivery of this Agreement and the Related Agreements by VVI or the performance of this Agreement or the Related Agreements.

                  (c) The representations and warranties of the parties made in this Section 17 shall survive the execution of this Agreement for an eighteen month period.

         17. Other Obligations of the Parties. The parties make the following affirmative covenants to each other:

                  (a) MW makes the following affirmative covenants to VVI:

                           (i) MW will comply in all material respects with all
                  applicable laws and regulations which affect the performance in any material respect of MW's obligations under this Agreement and the Related Agreements.

                           (ii) MW shall not grant any rights to any third party
                  that conflict with the rights granted under the Restated Servicemark License Agreement.

                  (b) VVI makes the following affirmative covenants to MW:

                           (i) VVI will comply in all material respects with all
                  applicable laws and regulations which affect the performance in any material respect of VVI's obligations under this Agreement and the Related Agreements; provided, however, that this covenant shall not be deemed to apply to laws and regulations with respect to the legality of the proposed use of the Card or the Revolving Charge Plan (as defined in the Receivables Sale and Purchase Agreement) in accordance with the Receivables Sale and Purchase Agreement;

                           (ii) not later than ninety (90) days after the end of
                  each fiscal year of VVI, commencing with the fiscal year ending January 31, 1998, VVI shall give to MW a written statement, certified as accurate by VVI's chief financial officer, setting forth a detailed computation of gross and net sales of Products through Catalog Activities for the preceding fiscal year. MW shall have the right, exercisable upon reasonable prior notice, to inspect and copy VVI's books and records relating to the foregoing computations.

         18. Term. Unless sooner terminated pursuant to paragraph 22 hereof, the term of this Amended and Restated Operating Agreement shall commence on the date hereof and end on July 31, 2008.

         19. Events of Default.

                  (a) The occurrence of any of the following circumstances shall be an Event of Default by MW:

                           (i) MW or any member of the MW Group, as applicable,
                  shall be in material default of its material obligations under this Agreement or the Related Agreements, and such material default shall not have been cured within 90 days after notice thereof is given by VVI to MW; or

                           (ii) any of MW's representations and warranties
                  contained herein shall have been untrue in a material respect when made.

                  (b) It shall be an Event of Default by VVI upon the occurrence of any of the following circumstances:

                           (i) VVI shall be in material default of its material
                  obligations under this Agreement or the Related Agreements and such material default shall not have been cured within 90 days after written notice thereof is given by MW to VVI; or

                           (ii) any of VVI's representations and warranties
                  contained herein shall have been untrue in a material respect when made.

         20. Termination Rights. The parties shall have the following rights to terminate this Agreement, or portions thereof, prior to the expiration of the term set forth in Section 19:

                  (a) MW shall have the right to terminate those provisions of this Agreement and the Related Agreements which permit VVI to engage in Catalog Activities through the use of the Marks and /or the Card, and which preclude the MW Group from engaging in Catalog Activities, if the net sales of VVI and its Affiliates from Catalog Activities for any two consecutive fiscal years (commencing February 1, 1997) through the use of the Marks and/or the offering of the Card shall be less than $40,000,000 per year. For the purposes of the preceding sentence:

                           (i) net sales shall mean gross sales, less returns,
                  allowances and discounts and shall not include Taxes; and

                           (ii) the foregoing right shall be exercisable during
                  a 90 day period commencing on the date which is 90 days after the end of the second such calendar year. If the foregoing right is not so exercised, the first of such calendar years shall be ignored for the purposes of determining whether MW shall again have the right to terminate said provisions in the event the net sales of VVI and its Affiliates from Catalog Activities through the use of the Marks and/or the Card for the current year shall be less than $40,000,000;

                  (b) MW shall have the right to terminate those portions of this Agreement which pertain to Television Home Shopping if VVI shall cease to engage in Television Home Shopping, or in substantially similar Product merchandising- focused television programming. Termination pursuant this Section 21(b) shall be effective on the date such notice is given;

                  (c) VVI may terminate this Agreement upon the occurrence of any of the following events:

                           (i) if during any month, MW fails to pay to VVI or to
                  Cable Systems (where such failure to pay Cable Systems results in VVI being required to pay an additional amount to the Cable System, and MW has not reimbursed VVI for such additional amount) a minimum of 75% of the aggregate dollar amount required to be paid by MW during said month pursuant to all outstanding Advertising Commitments, other than by reason of a breach or default by such Cable System, and such failure is not cured by MW within 60 days after written notice thereof is given to MW by VVI, then VVI may terminate this Agreement upon written notice to MW given at any time during the 30 day period immediately following the expiration of such 60 day cure period;

                           (ii) a petition shall be filed by or against MW under
                  any chapter of the Bankruptcy Code (and, if filed against MW, such petition shall not be dismissed within sixty days thereafter), MW shall make an assignment for the benefit of creditors or a composition with creditors, MW shall admit in writing its inability to pay its debts as they become due, or a receiver shall be appointed for MW or any of its material assets; or

                           (iii) an Event of Default with respect to MW shall
                  occur and be continuing.

         Termination pursuant to any subparagraph of this Section 21(c) shall be effective on the date such notice is given;

                  (d) MW may terminate this Agreement upon the occurrence of any of the following events:

                           (i) a petition shall be filed by or against VVI under
                  any chapter of the Bankruptcy Code (and, if filed against VVI, such petition shall not be dismissed within sixty days thereafter), VVI shall make an assignment for the benefit of creditors or a composition with creditors, VVI shall admit in writing its inability to pay its debts as they become due, or a receiver shall be appointed for VVI or any of its material assets; or

                           (ii) an Event of Default with respect to VVI shall
                  occur and be continuing.

         Termination pursuant to any subparagraph of this Section 21(c) shall be effective 60 days after the date on which such notice is given.

Termination of this Agreement shall operate as a concurrent termination of the Related Agreements.

         21. Effects of Termination. Neither party shall have any liability to the other party solely by reason of the termination of this Agreement in accordance with paragraph 21, other than by reason of an Event of Default. No termination of this Agreement or the Related Agreements shall affect any obligation of a party under such documents which arose prior to termination, except as provided therein, or any obligations of VVI or MW under Section 3.1,
3.2 and 3.5 of the Receivables Sale and Purchase Agreement in respect of credit authorizations or Credit Sales arising prior to termination, and Customer Credits and chargebacks relating to such credit authorizations or Credit Sales. Notwithstanding any other provision of this Agreement to the contrary, the termination of this Agreement shall terminate each party's obligations hereunder, with the exception of obligations under paragraphs 10, 16, 17, 19(b)(ii), 23, 24, 25, 26, 27 and 28, all of which shall survive any termination of this Agreement for the periods (if any) set forth therein and, in the absence of a stated survival period, indefinitely.

         22. VVI Indemnification Covenants.

                  (a) VVI shall indemnify, defend and hold harmless the MW Group, and their respective officers, directors, employees, agents, representatives, successors and assigns (collectively, "MW Indemnitees") from and against all liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including, without limitation, reasonable fees and disbursements of counsel and witness fees, (collectively, "MW Claims") which are sustained or incurred by such Person as a result of, or arising out of or by virtue of:

                           (i) the failure of VVI to comply in all material
                  respects with, or the material breach by VVI of any representation or warranty of VVI or of any of the material covenants of this Agreement or the Related Agreements to be performed by VVI (including, without limitation, this paragraph 23);

                           (ii) product liability claims relating to any Product
                  purchased by a viewer or customer from VVI, other than Products sold by MW to VVI which were defective or dangerous at the time of delivery to VVI or, if the Product was drop-shipped directly to the customer by MW, delivery to the customer;

                           (iii) material dilution, disparagement, or loss of
                  good will to any of the Marks as a result of VVI's material breach of the Restated Servicemark License Agreement; or

                           (iv) VVI's failure to comply in all material respects
                  with all applicable laws and regulations materially affecting the performance by VVI of its obligations under this Agreement and the Related Agreements; provided, however, that this paragraph (iv) shall not apply with respect to the Receivables Sale and Purchase Agreement to the extent it would, but for this proviso, apply to the legality of the proposed use of the Card or the Revolving Charge Plan (as defined in the Receivables Sale and Purchase Agreement) in accordance with the Restated Receivables Sale and Purchase Agreement.

                  (b) Notwithstanding anything in this Agreement to the contrary, VVI shall be liable to indemnify the MW Indemnitees only if the aggregate amount of MW Claims exceeds $100,000, in which event MW shall be entitled to indemnification for all MW Claims.

                  (c) The indemnification covenants provided in this paragraph 23 shall survive the termination of this Agreement until two years after the termination hereof, except with respect to claims made by governmental entities or other third parties, with respect to which the indemnification covenants shall survive until four years after the termination hereof. Any indemnification claim which is asserted by an MW Indemnitee during the applicable survival period shall survive until the final disposition thereof.

         23. MW Indemnification Covenants.

                  (a) MW shall indemnify, defend and hold harmless VVI, its Affiliates, and their respective officers, directors, employees, agents, representatives, successors and assigns (collectively, "VVI Indemnitees") from and against all liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including, without limitation, fees and disbursements of counsel and witness fees, (collectively, "VVI Claims") which are sustained or incurred by any such Person as a result of, or arising out of or by virtue of:

                           (i) the failure of MW to comply in all material
                  respects with, or the material breach by MW of any representation or warranty of MW or any of the material covenants of this Agreement or the Related Agreements to be performed by MW (including, without limitation, this paragraph
                  24);

                           (ii) any challenge to the validity of any of the
                  Marks in the United States or right to the limited license of any of the Marks, or any claim that any of the Marks infringe in the United States on the rights of a third party, as a result of any authorized use by VVI of any of the Marks pursuant to the Restated Servicemark License Agreement;

                           (iii) product liability claims relating to any
                  Products sold by VVI to its viewers or customers which were sold by MW to VVI and were defective or dangerous at the time of delivery to VVI, or, if the Product was drop-shipped directly to the customer by MW, delivery to the customer;

                           (iv) MW's failure to comply in all material respects
                  with all applicable laws and regulations materially affecting the performance by MW of its obligations under this Agreement or the Related Agreements, including, without limitation, any failure of the Card or transactions under the Receivables Sale and Purchase Agreement to comply with all applicable laws, regulations, orders, rulings or agreements if used in compliance with the Receivables Sale and Purchase Agreement.

                  (b) Notwithstanding anything in this Agreement to the contrary, MW shall be liable to indemnify VVI only if the aggregate amount of VVI Claims exceeds $100,000, in which event VVI shall be entitled to indemnification for all VVI Claims.

                  (c) The indemnification covenants provided in this paragraph 24 shall survive the termination of this Agreement until two years after the termination hereof, except with respect to claims made by governmental entities or other third parties, with respect to which the indemnification covenants shall survive until four years after the termination hereof. Any indemnification claim which is asserted by a VVI Indemnitee during the applicable survival period shall survive until the final disposition thereof.

         24. Rights Upon Indemnification. The rights of the MW Indemnitees and the VVI Indemnitees with respect to claims asserted by any Person other than the MW Indemnitees and the VVI Indemnitees shall be governed by the following:

                  (a) For the purposes of this paragraph 25, an "Indemnified Party" shall be an MW Indemnitee or VVI Indemnitee (as the case may be), who is entitled to indemnification pursuant to paragraph 23 or 24, and an "Indemnifying Party" shall be either MW or VVI, to the extent MW or VVI shall have an obligation of indemnification pursuant to paragraph 23 or 24.

                  (b) Promptly after receipt by an Indemnified Party of notice of the commencement of any action which may result in a claim for indemnification pursuant to either paragraph 23 or 24, the Indemnified Party will notify the Indemnifying Party thereof within a reasonable time thereafter. The failure so to notify any Indemnifying Party will not relieve it of any liability for indemnification hereunder as to the particular item for which indemnification may then be sought except to the extent that the failure to give notice shall have been prejudicial to the Indemnifying Party.

                  (c) An Indemnified Party shall have the right (i) to employ separate counsel in any action as to which indemnification shall be sought under paragraph 23 or 24 of this Agreement and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (x) the Indemnifying Party has agreed in writing to pay such fees and expenses, (y) the Indemnifying Party has failed to assume the defense thereof and employ counsel within a reasonable period of time after being given the notice required above, and as a consequence thereof, the Indemnified Party has employed separate counsel to protect its rights, or (z) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have reasonably concluded that representation of the Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed) due to actual or reasonably anticipated conflicts of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such action (in which case the Indemnifying Party shall not have the right to direct the defense on behalf of the Indemnified Party). It is understood, however, that the Indemnifying Party shall, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties having actual or reasonably anticipated conflicts of interest with the Indemnifying Party.

                  (d) In any case in which the Indemnifying Party has assumed the defense of the claim or has agreed to pay the fees and expenses of counsel for the Indemnified Party, the Indemnifying Party shall not be liable for any settlement of such action effected by the Indemnified Party without the written consent of the Indemnifying Party, which consent shall not unreasonably be withheld. No failure of an Indemnifying Party to assume the defense of a claim or agree to pay the fees and expenses of counsel for the Indemnified Party shall relieve the Indemnifying Party of any obligation of indemnification which such party shall have under Section 23 or 24 hereof.

                  (e) The indemnification provided in paragraphs 23 and 24 is for the benefit of the MW Indemnitees and the VVI Indemnitees only, and shall not be deemed to create any right (to indemnification or otherwise) for any other Person.

         25. Non-Solicitation. For a period of two years following termination of this Agreement for any reason, no member of the MW Group shall employ or solicit the employment of any officers, executive employees, or on-air hosts of VVI, or any of the other persons named in Exhibit A to that certain confidentiality letter, dated December 4, 1994 (or persons performing similar functions).

         26. Prevailing Party. If the parties hereto become parties to any litigation, commenced by or against one another involving the enforcement of any rights or remedies under this Agreement or any of the Related Agreements, or arising on account of a default of the other party in its performance of such party's obligations under any of the foregoing, the prevailing party in such litigation shall be entitled to reimbursement of all of its reasonable legal fees, costs, and expenses incurred in connection with such litigation, (including allocated costs of internal counsel) and interest accrued thereon from the date of judgment, at the maximum rate permitted by law.

         27. Relationship. This Agreement and the Related Agreements are not and shall not be construed as an agreement of lease, partnership, agency or employment of (x) VVI or of any of VVI's employees or agents by MW, or (y) MW or any of MW's employees or agents by VVI. The parties acknowledge and agree that the parties are independent contractors whose operations are independent, separate and apart from that of the other. Neither shall order any merchandise, incur any indebtedness, enter into any undertaking or make any commitment in the other party's name or purporting to be on the other party's behalf, except with the other party's prior written approval. Neither party will represent, suggest or indicate in any way to any of its customers, suppliers, printers, service companies or other business entities that it is financially affiliated with, backed, supported, maintained or assisted by the other in any manner, except as may be required to implement the terms of this Agreement and with the other party's prior written approval.

         28. Publicity. VVI and MW will jointly be responsible for initiating news releases and related announcements concerning this Agreement and the Related Agreements. Disclosures required by applicable law or regulation for either VVI or MW will be exempt from prior approval but will be provided in advance to the other party.

         29. Additional Actions and Documents. Each of the parties hereto agrees to take or cause to be taken such further actions, to execute, acknowledge, deliver and file or cause to be executed, acknowledged, delivered and filed such further documents and instruments, and to use all reasonable efforts to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement and the Related Agreements.

         30. Notices. All notices, demands, requests or other communications which may be or are required to be given pursuant to this Agreement or any of the Related Agreements shall be in writing and shall be personally delivered, mailed by first-class,registered or certified mail, postage prepaid, or sent by electronic or facsimile transmission, addressed as follows:

                  If to VVI:

                              ValueVision International, Inc.
                              6740 Shady Oak Road
                              Minneapolis, Minnesota  55344
                              Attention:  Chief Executive Officer

                  with a copy to:

                              Maslon, Edelman, Borman & Brand, a
                              professional limited liability partnership
                              3300 Norwest Center
                              90 South Seventh Street
                              Minneapolis, Minnesota  55402-4140
                              Attention:  William M. Mower

                  If to MW:

                              Montgomery Ward & Co., Incorporated
                              619 West Chicago Avenue
                              Chicago, Illinois  60671
                              Attention: General Counsel

                  with a copy to:

                              Altheimer & Gray
                              Suite 4000
                              10 South Wacker Drive
                              Chicago, Illinois  60606
                              Attention: Myron Lieberman

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication which shall be delivered, mailed or transmitted in the manner described above shall be deemed sufficiently given, served, sent or received for all purposes at such time as it is delivered to the addressee or at such time as delivery is refused by the addressee upon presentation.

         31. Severability. Whenever possible, each provision of this Agreement and the Related Agreements shall be interpreted in such a manner as to be effective and valid under applicable law, but if one or more of the provisions of any of such documents are subsequently declared invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions of such documents, which shall be applied and construed so as to reflect substantially the intent of the parties and achieve the same economic effect as originally intended by the terms hereof, unless those provisions which are invalidated or unenforceable are material to the performance of either party's affirmative or negative obligations under the relevant agreement, in which case the entire such agreement shall be terminable, at the option of the party whose rights thereunder have been adversely affected thereby, provided that such party must exercise its option to terminate such agreement within ninety (90) days following the date on which such provision is declared or determined to be invalid, voidable or unenforceable and the other party must be given sixty (60) days in which to agree to a valid modification of such agreement which would substantially eliminate such adverse effects.

         32. Force Majeure. No party shall be liable for any failure of or delay in the performance of this Agreement or the Related Agreements for the period that such failure or delay is due to acts of God, public enemy, war, strikes or labor disputes, or any other cause beyond the parties' reasonable control, it being understood that lack of financial resources is not to be deemed a cause beyond a party's control. If the delay or failure caused by such force majeure condition shall continue for more than ninety (90) days, the party which did not suffer the event shall have the right, in its sole discretion, to terminate this Agreement, by giving notice to the other party of its election to terminate. Each party shall notify the other party promptly of the occurrence of any such cause and carry out this Agreement or any of the Related Agreements as promptly as practicable after such cause is terminated; provided, however, that the existence of any such cause shall not extend the term of any agreement.

         33. Waivers. Neither the waiver by any party hereto of a breach of or a default under any of the provisions of this Agreement or any of the Related Agreements, nor the failure of any party hereto, on one or more occasions, to enforce any of the provisions of any of said documents or to exercise any right, remedy or privilege hereunder shall thereafter be construed as a waiver of any such provisions, rights, remedies or privileges hereunder. Any of the terms, covenants, representations, warranties, or conditions hereof and thereof may be waived only by a written instrument executed by the party waiving compliance.

         34. Exercise of Rights. No failure or delay on the part of any party hereto in exercising any right, power or privilege under this Agreement or any of the Related Agreements, and no course of dealing between the parties hereto shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of such documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         35. Binding Effect. Subject to the provisions hereof and thereof restricting assignment, this Agreement and the Related Agreements shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

         36. Entire Agreement. This Agreement and the Related Agreements contain the entire agreement between the parties hereto with respect to the matters contained herein and therein, and supersede all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein.

         37. Pronouns. All pronouns and any variations thereof used in this Agreement and the Related Agreements shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person or the context may require.

         38. Headings. Section headings contained in this Agreement and the Related Agreements are inserted for convenience of reference only, shall not be deemed to be a part of such Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

         39. Governing Law. This Agreement and the Related Agreements, the rights and obligations of the parties hereto and thereto, and any claim or disputes relating to any thereof, shall be governed by and construed in accordance with the internal laws of the State of Illinois, without giving effect to the principles of conflicts of laws thereof.

         40. Execution in Counterparts. To facilitate execution, this Agreement and the Related Agreements may each be executed in as many counterparts as may be required, and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all Persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the Persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement or any of the Related Agreements to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

         41. Assignment. Neither party may assign its rights under this Agreement or any of the Related Agreements without the consent of the other party, which consent may be granted or withheld in the sole discretion of such other party. No permitted assignment shall relieve the assignor of its obligations (which shall be primary and which may be discharged in whole or in part by the assignee) under this Agreement or the Related Agreements. Any unauthorized assignment and any assignment made in contravention of this Section 42 shall be null and void.

         42. Time. Time is to be considered of the essence for the purposes of this Agreement and the Related Agreements.

         43. Amendments and Modification. This Agreement and the Related Agreements may only be amended or modified by a subsequent written agreement by the parties hereto.

         44. Construction. This Agreement and the Related Agreements shall not be construed more strictly against one party than against the other merely by virtue of the fact that such document may have been prepared primarily by counsel for one of the parties, it being recognized that both parties have contributed substantially and materially to the preparation of such documents.

         45. Restructuring of MW Group. As of the date hereof, the MW Group is exploring various potential strategic options and restructurings, including without limitation the potential sale of equity in MW to an investor and an entire or partial disposition of Signature, such as by means of a spin-off or an initial public offering (any such transactions being referred to herein as a "Restructuring"). Provided that as a result of any such Restructuring, MW (or any successor thereof in the Restructuring) shall remain obligated to perform all of its obligations under this Agreement and the Related Agreements, and Signature (or any successor thereof in the Restructuring) shall become obligated to perform all of its obligations under this Agreement and the Related Agreements, VVI (i) hereby consents to the Restructuring, and (ii) agrees to execute such amendments to this Agreement as counsel for MW shall deem to be reasonably necessary in order to reflect the effects of the Restructuring on this Agreement and the Related Agreements, including without limitation the possibility that Signature could cease to be an Affiliate of MW by virtue of the Restructuring.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first set forth above.


MONTGOMERY WARD &                    VALUEVISION INTERNATIONAL, INC.
  CO., INCORPORATED



BY:  /s/ John Workman                BY:  /s/ Robert L. Johander
     -----------------------------        --------------------------------------

TITLE: Executive Vice President      TITLE: Chairman and Chief Executive Officer
      ----------------------------          ------------------------------------

Robert L. Johander and Nicholas M. Jaksich hereby join in the foregoing Agreement for the sole purpose of agreeing to be bound by clause (ii) of paragraph 11 thereof.


     /s/ Robert L. Johander                     /s/ Nicholas M. Jaksich
-----------------------------------         ----------------------------------
      Robert L. Johander                          Nicholas M. Jaksich